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                                                                    EXHIBIT 28.2



                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors
of Aames Financial Corporation:

We have examined management's assertion about Aames Financial Corporation's compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended June 30, 1997 included in the accompanying management assertion. Management is responsible for Aames Financial Corporation's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Aames Financial Corporation's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Aames Financial Corporation's compliance with the minimum servicing standards.

In our opinion, management's assertion that Aames Financial Corporation complied with the aforementioned minimum servicing standards as of and for the year ended June 30, 1997 is fairly stated, in all material respects.

/s/ Price Waterhouse LLP
Los Angeles, California
August 25, 1997



August 25, 1997


Price Waterhouse LLP
400 South Hope Street
Los Angeles, California 90071

Ladies and Gentlemen:

        As of and for the fiscal year ended June 30, 1997, Aames Capital Corporation has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, Aames Capital Corporation had in effect a fidelity bond in the amount of $5 million and an errors and omissions policy in the amount of $20 million.

Sincerely,

        AAMES CAPITAL CORPORATION

/s/ Cary H. Thompson                       /s/ David A. Sklar
--------------------                       ------------------
Cary H. Thompson                           David A. Sklar
Chief Executive Officer                    Executive Vice President-Finance and
                                           Chief Financial Officer


/s/ Dan Relf                               /s/ Mark E. Elbaum
------------                               -------------------
Dan Relf                                   Mark E. Elbaum
Executive Vice President-Loan Services     Senior Vice President-Finance